Exhibit 99.1

January 10, 2024

Analysts/Investors: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho, (tracy.pesho@huntington.com), 216.276.3301

Huntington Bancshares Announces Retirement of Paul Heller, Chief Technology & Operations Officer
Amit Dhingra, Kendall Kowalski and Prashant Nateri named to bank’s executive leadership team

Columbus, OH – Huntington Bancshares Incorporated (Nasdaq: HBAN) today announced the retirement of Paul Heller, Chief Technology and Operations Officer, effective March 1, 2024.
Heller has held the top technology role since joining Huntington in 2012. He is currently responsible for the bank’s information technology, operations, digital, payments, and transformation initiatives.
Heller’s 38-year career includes holding numerous roles at JPMorgan Chase, including serving as managing director for the corporate internet group and chief technology officer for retail banking. Prior to banking, Heller worked for a decade in management consulting, beginning his career at Andersen Consulting specializing in financial services.
“Paul has made many significant contributions to the company, and on behalf of our board of directors and colleagues, I thank him for his years of tremendous service,” said Steve Steinour, Huntington’s chairman, president and CEO. “His leadership will have a lasting impact, and he has been a terrific partner to me and to the executive team. I wish him the best in his retirement.”
In conjunction with Heller’s retirement, effective March 1, 2024, Amit Dhingra, Chief Enterprise Payments Officer; Kendall Kowalski, Chief Information Officer; and Prashant Nateri, Chief Corporate Operations Officer, will all join Huntington’s executive leadership team and report to Steinour.
Dhingra has been with Huntington for nine years and holds prior experience with Proctor & Gamble, McKinsey & Company, and U.S. Bank throughout his 27-year career. Kowalski has been with Huntington for 10 years and has a total of 28 years in the industry, an alumnus of Accenture and JP Morgan Chase. Nateri is a 26-year industry veteran and has been with Huntington for 11 years, with prior experience with JP Morgan Chase and Cambridge Technology Partners.
“I look forward to working more closely with Amit, Kendall and Prashant,” Steinour noted. “Elevating them illustrates our tremendous bench strength across the Technology and Operations organization and I am pleased to have them join our executive leadership team.”

About Huntington
Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $187 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.